Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Allied Esports Entertainment, Inc. (the “Company”) on Form S-1 of our report dated April 29, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined financial statements of World Poker Tour and Allied Esports as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

December 17, 2019